Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 14, 2010 relating to the financial statements and financial statement schedule of Ditech Networks, Inc., which appears in Ditech Network, Inc.’s Annual Report on Form 10-K for the year ended April 30, 2010.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

November 19, 2010